Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DISCOVER FINANCIAL SERVICES

Discover Financial Services, a Delaware corporation (the “Corporation”), hereby certifies that:

1.	Article 5 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE 5

BY-LAWS

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

1. to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided further that, in the case of amendments by stockholders, the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Bylaws or to adopt any additional Bylaw; and

2. from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

2.	Article 6 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE 6

ACTION OF STOCKHOLDERS

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Subject to the rights of the holders of any class or series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, special meetings of stockholders may be called at any time only by the Secretary of the Corporation at the direction of the Board of Directors or at the written request of stockholders who have, or who are acting on behalf of persons who have, beneficial ownership of at least 25% of the Common Stock outstanding; provided that the Bylaws of the Corporation (as amended from time to time) may define beneficial ownership (including without limitation to require ownership of a “net long position” and to require ownership for a minimum period of time) to exclude one or more shares from being deemed owned by any person for purposes of requesting a special meeting.

The provisions of this Article (other than the first sentence of this Article) shall be subject to the provisions of the Bylaws of the Corporation (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. The Board of Directors shall have the authority to interpret the provisions of this Article and the Bylaws of the Corporation relating to special meetings of stockholders and to determine whether a party has complied with such provisions. Each such interpretation and determination shall be set forth in a written resolution filed with the Secretary of the Corporation and shall be binding on the Corporation and its stockholders.

3.	Article 10 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to delete the second paragraph thereof in its entirety.

4.	The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

DISCOVER FINANCIAL SERVICES

By:	/s/ D. Christopher Greene
Name: D. Christopher Greene
Title: Vice President, Acting General Counsel and Secretary

Date: May 16, 2019